Exhibit 10.43

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the “Agreement”) dated as of                      (the “Agreement Date”), between WellPoint, Inc., an Indiana corporation (“WellPoint”) with its headquarters and principal place of business in Indianapolis, Indiana (WellPoint, together with its subsidiaries and affiliates are collectively referred to herein as the “Company”), and the person listed on Schedule A (the “Executive”).

W I T N E S S E T H

WHEREAS, Executive currently serves as an executive of the Company;

WHEREAS, the Company desires to retain the services of Executive and to provide Executive an opportunity to receive severance to which Executive is not otherwise entitled in return for the diligent and loyal performance of Executive’s duties and Executive’s agreement to reasonable and limited restrictions on Executive’s post-employment conduct to protect the Company’s investments in its intellectual property, employee workforce, customer relationships and goodwill;

WHEREAS, the Company has established the WellPoint, Inc. Executive Severance Plan (“Severance Plan”) to provide certain benefits for executives who enter into an employment agreement in the form of this Agreement; and

WHEREAS, Executive is not required to execute this Agreement as a condition of continued employment; rather, Executive is entering into this Agreement to enjoy the substantial additional payments and benefits available under the Severance Plan and the Designated Plans (as hereinafter defined).

NOW THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. POSITION/DUTIES.

(a) During the Employment Period (as defined in Section 2 below), Executive shall serve in the position set forth on Schedule A, or in such other position of comparable duties, authorities and responsibilities commensurate with the skills and talents of Executive to which the Company may from time to time assign Executive. In this capacity, Executive shall have such duties, authorities and responsibilities as the Company shall designate that are commensurate with Executive’s position.

(b) During the Employment Period, Executive shall comply with Company policies and procedures, and shall devote all of Executive’s business time, energy and skill, best efforts and undivided business loyalty to the performance of Executive’s duties with the Company. Executive further agrees that while employed by the Company he shall not perform any services for remuneration for or on behalf of any other entity without the advance written consent of the Company.

2. EMPLOYMENT PERIOD.    Subject to the termination provisions hereinafter provided, the initial term of Executive’s employment under this Agreement shall commence on the Agreement Date listed above and end on the Anniversary Date which is one year after the Agreement Date; provided, however, that commencing on the day following the Agreement Date the term will automatically be extended each day by one day, until a date (the “Expiration Date”) which is the first annual anniversary of the first date on which either the Company or Executive delivers to the other written notice of non-renewal. The term beginning on the Agreement Date and ending on the Expiration Date shall constitute the “Employment Period” for purposes of this Agreement. Expiration of this Agreement shall not be construed to terminate the employment of Executive. If the employment of Executive does not terminate on or before the Expiration Date in accordance with this Agreement, Executive shall continue to be an employee at will of the Company after the Expiration Date unless such employment is otherwise terminated by the Company or Executive.

3. BASE SALARY.    The Company agrees to pay Executive a base salary at an annual rate set forth on Schedule A, payable in accordance with the regular payroll practices of the Company. Executive’s Base Salary shall be subject to annual review by the Company. The base salary as determined herein from time to time shall constitute “Base Salary” for purposes of this Agreement.

4. BONUS.    During the Employment Period, Executive shall be eligible to receive consideration for an annual bonus upon such terms as adopted from time to time by the Company. The Target Bonus for which Executive is eligible for the year in which this Agreement is executed is specified in Exhibit A to this Agreement.

5. BENEFITS.    Executive, his or her spouse and their eligible dependents shall be entitled to participate in any employee benefit plan that the Company has adopted or may adopt, maintain or contribute to for the benefit of its executives at a level commensurate with Executive’s position, subject to satisfying the applicable eligibility requirements therefor, in addition to the benefits available under the Severance Plan. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time in accordance with its terms.

6. TERMINATION.    Executive’s employment and the Employment Period shall terminate on the first of the following to occur:

(a) DISABILITY.    Subject to applicable law, upon 10 days’ prior written notice by the Company to Executive of termination due to Disability. “Disability” shall have the meaning defined for that term in the Severance Plan.

(b) DEATH.    Automatically on the date of death of Executive.

(c) CAUSE.    The Company may terminate Executive’s employment hereunder for Cause immediately upon written notice by the Company to Executive of a termination for Cause. “Cause” shall have the meaning defined for that term in the Severance Plan.

(d) WITHOUT CAUSE.    Upon written notice by the Company to Executive of an involuntary termination without Cause, other than for death or Disability.

7. CONSEQUENCES OF TERMINATION.    The Executive’s entitlement to payments and benefits upon termination shall be as set forth in the Severance Plan.

8. RELEASE.    Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement beyond Accrued Benefits shall only be payable if Executive delivers to the Company and does not revoke a general release of all claims in a form tendered by the Company which shall be substantially similar to the form attached as Exhibit B to the Severance Plan or such other form acceptable to the Company within sixty (60) days of Executive’s receipt of such form.

9. RESTRICTIVE COVENANTS.

(a) CONFIDENTIALITY.

(i) Executive recognizes that the Company derives substantial economic value from information created and used in its business which is not generally known by the public, including, but not limited to, plans, designs, concepts, computer programs, formulae, and equations; product fulfillment and supplier information; customer and supplier lists, and confidential business practices of the Company, its affiliates and any of its customers, vendors, business partners or suppliers; profit margins and the prices and discounts the Company obtains or has obtained or at which it sells or has sold or plans to sell its products or services (except for public pricing lists); manufacturing, assembling, labor and sales plans and costs; business and marketing plans, ideas, or strategies; confidential financial performance and projections; employee compensation; employee staffing and recruiting plans and employee personal information; and other confidential concepts and ideas related to the Company’s business (collectively, “Confidential Information”). Executive expressly acknowledges and agrees that by virtue of his or her employment with the Company, Executive will have access and will use in the course of Executive’s duties certain Confidential Information and that Confidential Information constitutes trade secrets and confidential and proprietary business information of the Company, all of which is the exclusive property of the Company. For purposes of this Agreement, Confidential Information includes the foregoing and other information protected under the Indiana Uniform Trade Secrets Act (the “Act”), or to any comparable protection afforded by applicable law, but does not include information that Executive establishes by clear and convincing evidence, is or may become known to Executive or to the public from sources outside the Company and through means other than a breach of this Agreement.

(ii) Executive agrees that Executive will not for himself or herself or for any other person or entity, directly or indirectly, without the prior written consent of the Company, while employed by the Company and thereafter: (1) use Confidential Information for the benefit of any person or entity other than the Company or its affiliates; (2) remove, copy, duplicate or otherwise reproduce any document or tangible item embodying or pertaining to any of the Confidential Information, except as required to perform Executive’s duties for the Company or its affiliates; or (3) while employed and thereafter, publish, release, disclose or deliver or otherwise make available to any third party any Confidential Information by any communication, including oral, documentary, electronic or magnetic information transmittal device or media. Upon termination of employment, Executive shall return all Confidential Information and all other property of the Company. This obligation of non-disclosure and non-use of information shall continue to exist for so long as such information remains Confidential Information.

(b) DISCLOSURE AND ASSIGNMENT OF INVENTIONS AND IMPROVEMENTS.

(i) Without prejudice to any other duties express or implied imposed on Executive hereunder it shall be part of Executive’s normal duties at all times to consider in what manner and by what methods or devices the products, services, processes, equipment or systems of the Company and any customer or vendor of the Company might be improved and promptly to give to the Chief Executive Officer of the Company or his or her designee full details of any improvement, invention, research, development, discovery, design, code, model, suggestion or innovation (collectively called “Work Product”), which Executive (alone or with others) may make, discover, create or conceive in the course of Executive’s employment or within one (1) year thereafter. Executive acknowledges that the Work Product is the property of the Company. To the extent that any of the Work Product is capable of protection by copyright, Executive acknowledges that it is created within the scope of Executive’s employment and is a work made for hire. To the extent that any such material may not be a work made for hire, Executive hereby assigns to the Company all rights in such material. To the extent that any of the Work Product is an invention, discovery, process or other potentially patentable subject matter (the “Inventions”), Executive hereby assigns to the Company all right, title, and interest in and to all Inventions. The Company acknowledges that the assignment in the preceding sentence does not apply to an Invention that Executive develops entirely on his or her own time without using the Company’s equipment, supplies, facilities or trade secret information, except for those Inventions that either:

(1) relate at the time of conception or reduction to practice of the Invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company, or

(2) result from any work performed by Executive for the Company.

Execution of this Agreement constitutes Executive’s acknowledgment of receipt of written notification of this Section and of notice of the general exception to assignments of Inventions provided under the Uniform Employee Patents Act, in the form adopted by the state having jurisdiction over this Agreement or provision, or any comparable applicable law.

(ii) Executive shall sign such further documents as the Company may request to carry out the purposes of this Agreement.

(c) NON-COMPETITION.    During the Employment Period, and any period in which Executive is employed by the Company during or after the Employment Period, and during the period of time after Executive’s termination of employment as set forth in Schedule A, Executive will not, without prior written consent of the Company, directly or indirectly seek or obtain a Competitive Position in a Restricted Territory and perform a Restricted Activity with a Competitor, as those terms are defined herein.

(i) Competitive Position means any employment or performance of services with a Competitor (A) in which Executive has executive level duties for such Competitor, or (B) in which Executive will use any Confidential Information of the Company.

(ii) Restricted Territory means any geographic area in which the Company does business and in which the Executive had responsibility for, or Confidential Information about, such business within the thirty six (36) months prior to Executive’s termination of employment from the Company.

(iii) Restricted Activity means any activity for which Executive had executive responsibility for the Company within the thirty-six (36) months prior to Executive’s termination of employment from the Company or about which Executive had Confidential Information.

(iv) Competitor means any entity or individual (other than the Company), engaged in management of network-based managed care plans and programs, or the performance of managed care services, health insurance, long term care insurance, dental, life or disability life insurance, behavioral health, vision, flexible spending accounts, COBRA administration or other product or services substantially the same or similar to those offered by the Company while Executive was employed, or other products or services offered by the Company within twelve (12) months after the termination of Executive’s employment if the Executive had responsibility for, or Confidential Information about, such other products or services while Executive was employed by the Company.

(d) NON-SOLICITATION OF CUSTOMERS.    During the Employment Period, and any period in which Executive is employed by the Company during or after the Employment Period, and for the period of time after Executive’s termination of employment as set forth on Schedule A, Executive will not, either individually or as a employee, partner, consultant, independent contractor, owner, agent, or in any other capacity, directly or indirectly, for a Competitor of the Company as defined in Section 9(c)(iv) above: (i) solicit business from any client or account of the Company or any of its affiliates with which Executive had contact, or responsibility for, or about which Executive had knowledge of Confidential Information by reason of Executive’s employment with the Company, (ii) solicit business from any client or account which was pursued by the Company or any of its affiliates and with which Executive had contact, or responsibility for, or about which Executive had knowledge of Confidential Information by reason of Executive’s employment with the Company, within the twelve (12) month period prior to termination of employment. For purposes of this provision, an individual policyholder in a plan maintained by the Company or by a client or account of the Company under which individual policies are issued, or a certificate holder in such plan under which group policies are issued, shall not be considered a client or account subject to this restriction solely by reason of being such a policyholder or certificate holder.

(e) NON-SOLICITATION OF EMPLOYEES.    During the Employment Period, and any period in which Executive is employed by the Company during or after the Employment Period, and for the period of time after Executive’s termination of employment as set forth on Schedule A, Executive will not, either individually or as a employee, partner, independent contractor, owner, agent, or in any other capacity, directly or indirectly solicit, hire, attempt to solicit or hire, or participate in any attempt to solicit or hire, for any non-Company affiliated entity, any person who on or during the six (6) months immediately preceding the date of such solicitation or hire is or was an officer or employee of the Company, or whom Executive was involved in recruiting while Executive was employed by the Company.

(f) NON-DISPARAGEMENT.    Executive agrees that he or she will not, nor will he or she cause or assist any other person to, make any statement to a third party or take any action which is intended to or would reasonably have the effect of disparaging or harming the Company or the business reputation of the Company’s directors, employees, officers and managers.

(g) CESSATION AND RECOUPMENT OF SEVERANCE PAYMENTS AND OTHER BENEFITS.    If at any time Executive breaches any provision of this Section 9 or Section 10, then: (i) the Company shall cease to provide any further severance Pay or other benefits previously received under the Severance Plan and Executive shall repay to the Company all Severance Pay and other benefits previously received under the Severance Plan, (ii) all unexercised Company stock options under any Designated Plan (as defined in the Severance Plan) whether or not otherwise vested shall cease to be exercisable and shall immediately terminate; (iii) Executive shall forfeit any outstanding restricted stock or other outstanding equity award made under any Designated Plan and not otherwise vested on the date of breach; and (iv) the Executive shall pay to the Company (A) for each share of common stock of the Company (“Common Share”) acquired on exercise of an option under a Designated Plan within the 24 months prior to such breach, the excess of the fair market value of a Common Share on the date of exercise over the exercise price, and (B) for each Share of restricted stock that became vested under any Designated Plan within the 24 months prior to such breach, the fair market value (on the date of vesting) of a Common Share. Any amount to be repaid pursuant to this Section 9(g) shall be held by the Executive in constructive trust for the benefit of the Company and shall be paid by Executive to the Company with interest at the prime rate (as published in The Wall Street Journal) as of the date of breach plus two (2) percentage points; or if less than the maximum interest rate permitted by law, upon written notice from the Committee (as defined in the Severance Plan) within 10 days of such notice. The amount to be repaid pursuant to this Section 9(g) shall be determined on a gross basis, without reduction for any taxes incurred, as of the date of the realization event, and without regard to any subsequent change in the fair market value of a Common Share. The Company shall have the right to offset such gain against any amounts otherwise owed to Executive by the Company (whether as wages, vacation pay, or pursuant to any benefit plan or other compensatory arrangement). For purposes of this Section 9(g), a “Designated Plan” is each annual bonus and incentive plan, stock option, restricted stock, or other equity compensation or long-term incentive compensation plan, deferred compensation plan, or supplemental retirement plan, listed on Exhibit C to the Severance Plan. The provisions of this Section 9(g) shall apply to awards described in clauses (i), (ii), (iii) and (iv) of this Section earned or made after the date Executive becomes a participant in the Severance Plan and executes this Agreement, and to awards earned or made prior thereto which by their terms are subject to cessation and recoupment under terms similar to those of this paragraph.

(h) EQUITABLE RELIEF AND OTHER REMEDIES—CONSTRUCTION.

(i) Executive acknowledges that each of the provisions of this Agreement are reasonable and necessary to preserve the legitimate business interests of the Company, its present and potential business activities and the economic benefits derived therefrom; that they will not prevent him or her from earning a livelihood in Executive’s chosen business and are not an undue restraint on the trade of Executive, or any of the public interests which may be involved.

(ii) Executive agrees that beyond the amounts otherwise to be provided under this Agreement and the Severance Plan, the Company will be damaged by a violation of this Agreement and the amount of such damage may be difficult to measure. Executive agrees that if Executive commits or threatens to commit a breach of any of the covenants and agreements contained in Sections 9 and 10 to the extent permitted by applicable law, then the Company shall have the right to seek and obtain all appropriate injunctive and other equitable remedies, without posting bond therefor, except as required by law, in addition to any other rights and remedies that may be available at law or under this Agreement, it being acknowledged and agreed that any such breach would cause irreparable injury to the Company and that money damages would not provide an adequate remedy. Further, if Executive violates Section 9(b) - (e) hereof Executive agrees that the period of violation shall be added to the Period in which Executive’s activities are restricted.

(iii) Notwithstanding the foregoing, the Company will not seek injunctive relief to prevent an Executive residing in California from engaging in post termination competition in California under Section 9(c) or 9(d) of this Agreement provided that the Company may seek and obtain relief to enforce Section 9(g) of this Section with respect to such Executives.

(iv) The parties agree that the covenants contained in this Agreement are severable. If an arbitrator or court shall hold that the duration, scope, area or activity restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope, area or activity restrictions reasonable and enforceable under such circumstances shall be substituted for the stated duration, scope, area or activity restrictions to the maximum extent permitted by law. The parties further agree that the Company’s rights under Section 9(g) should be enforced to the fullest extent permitted by law irrespective of whether the Company seeks equitable relief in addition to relief provided thereon or if the arbitrator or court deems equitable relief to be inappropriate.

(i) SURVIVAL OF PROVISIONS.    The obligations contained in this Section 9 and Section 10 below shall survive the cessation of the Employment Period and Executive’s employment with the Company and shall be fully enforceable thereafter.

10. COOPERATION.    While employed by the Company and for two years (or, if longer, for so long as any claim referred to in Section 3.10 of the Severance Plan remains pending) after the termination of Executive’s employment for any reason, Executive will provide cooperation and assistance to the Company as provided in Section 3.10 of the Severance Plan.

11. NOTIFICATION OF EXISTENCE OF AGREEMENT.    Executive agrees that in the event that Executive is offered employment with another employer (including service as a partner of any partnership or service as an independent contractor) at any time during the existence of this Agreement, or such other period in which post termination obligations of this Agreement apply, Executive shall immediately advise said other employer (or partnership) of the existence of this Agreement and shall immediately provide said employer (or partnership or service recipient) with a copy of Sections 9 and 10 of this Agreement.

12. NOTIFICATION OF SUBSEQUENT EMPLOYMENT.    Executive shall report promptly to the Company any employment with another employer (including service as a partner of any partnership or service as an independent contractor or establishment of any business as a sole proprietor) obtained period in which Executive’s post termination obligations set forth in Section 9(b) - (f) apply.

13. NOTICE.    For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of delivery if delivered by hand, (ii) on the date of transmission, if delivered by confirmed facsimile or e-mail, (iii) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or (iv) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:

At the address (or to the facsimile number) shown

on the records of the Company

If to the Company:

Randal L. Brown

Senior Vice President, Human Resources

WellPoint, Inc.

120 Monument Circle

Indianapolis, IN 46204

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

14. SECTION HEADINGS; INCONSISTENCY.    The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall control.

15. SUCCESSORS AND ASSIGNS—BINDING EFFECT.    This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns, as the case may be. The Company may assign this Agreement to any affiliate of the Company and to any successor or assign of all or a substantial portion of the Company’s business. Executive may not assign or transfer any of his rights or obligations under this Agreement.

16. SEVERABILITY.    The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

17. DISPUTE RESOLUTION.

(a) In the event of any dispute arising out of or relating to this Agreement the determinations of fact and the construction of this Agreement or any other determination by the Committee in its sole and absolute discretion pursuant to Section 6.3 of the Severance Plan shall be final and binding on all persons and may not be overturned in any arbitration or any other proceeding unless the party challenging the Committee’s determination can demonstrate by clear and convincing evidence that a determination of fact is clearly erroneous or any other determination by the Committee is arbitrary and capricious; provided, however, that if a claim relates to benefits due following a Change in Control (as defined in the Plan), the Committee’s determination shall not be final and binding if the party challenging the Committee’s determination establishes by a preponderance of the evidence that he or she is entitled to the benefit in dispute.

(b) Any dispute arising out of or relating to this Agreement shall first be presented to the Committee pursuant to the claims procedure set forth in Section 5.2 of the Severance Plan and the claims review procedure of Section 5.3 of the Severance Plan within the times therein provided. In the event of any failure timely to use and exhaust such claims procedure, and the claims review procedures, the decision of the Committee on any matter respecting this Agreement shall be final and binding and may not be challenged by further arbitration, or any other proceeding.

(c) Any dispute arising out of or relating to this Agreement, including the breach, termination or validity thereof, which has not been resolved as provided in paragraph (b) of this Section as provided herein shall be finally resolved by arbitration in accordance with the CPR Rules for Non-Administered Arbitration then currently in effect, by a sole arbitrator. The Company shall be initially responsible for the payment of any filing fee and advance in costs required by CPR or the arbitrator, provided, however, if the Executive initiates the claim, the Executive will contribute an amount not to exceed $250.00 for these purposes. During the arbitration, each Party shall pay for its own costs and attorneys fees, if any. Attorneys fees and costs should be awarded by the arbitrator to the prevailing party pursuant to Section 19 below.

(d) The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The arbitrator shall not have the right to award speculative damages or punitive damages to either party except as expressly permitted by statute (notwithstanding this provision by which both parties hereto waive the right to such damages) and shall not have the power to amend this Agreement. The arbitrator shall be required to follow applicable law. The place of arbitration shall be Indianapolis, Indiana. Any application to enforce or set aside the arbitration award shall be filed in a state or federal court located in Indianapolis, Indiana.

(e) Any demand for Arbitration must be made or any other proceeding filed within six (6) months after the date of the Committee’s decision on review pursuant to Section 5.3 of the Severance Plan.

(f) Notwithstanding the foregoing provisions of this Section, an action to enforce this Agreement shall be filed within eighteen (18) months after the party seeking relief had actual or constructive knowledge of the alleged violation of the Employment Agreement in question or any party shall be able to seek immediate, temporary, or preliminary injunctive or equitable relief from a court of law or equity if, in its judgment, such relief is necessary to avoid irreparable damage. To the extent that any party wishes to seek such relief from a court, the parties agree to the following with respect to the location of such actions. Such actions brought by the Executive shall be brought in a state or federal court located in Indianapolis, Indiana. Such actions brought by the Company shall be brought in a state or federal court located in Indianapolis, Indiana; the Executive’s state of residency; or any other forum in which the Executive is subject to personal jurisdiction. The Executive specifically consents to personal jurisdiction in the State of Indiana for such purposes.

(g) IF FOR ANY REASON THIS ARBITRATION CLAUSE BECOMES NOT APPLICABLE, THEN EACH PARTY, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING HERETO IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER MATTER INVOLVING THE PARTIES HERETO.

18. GOVERNING LAW.    This Agreement forms part of an employee benefit plan subject to the Employee Retirement Income Security Act of 1974 (“ERISA”), and shall be governed by and construed in accordance with ERISA and, to the extent applicable and not preempted by ERISA, the law of the State of Indiana applicable to contracts made and to be performed entirely within that State, without regard to its conflicts of law principles.

19. ATTORNEYS’ FEES.    In the event of any contest arising under or in connection with this Agreement, the arbitrator or court, as applicable, shall award the prevailing party attorneys’ fees and costs to the extent permitted by applicable law.

20. MISCELLANEOUS.    No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer or director as may be designated by the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement and the Severance Plan and together with all exhibits thereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

21. OTHER EMPLOYMENT ARRANGEMENTS.    Except as set forth on Schedule A or provided in Section 2.1(c) of the Severance Plan, any severance or change in control plan or agreement (other than the Severance Plan) or other similar agreements or arrangements between Executive and the Company including without limitation the Executive Agreement (the Anthem Non-Competition Agreement), shall, effective as of the Effective Date, be superseded by this Agreement and the Severance Plan and shall therefore terminate and be null and void and of no force or effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

WELLPOINT, INC.

By:
Name:
Its:

EXECUTIVE

SCHEDULE A

1. Name of Executive	[ ]

2. Position	[ ]

3. Agreement Date	[ ]

4. Base Salary	[$ ]

5. Annual Bonus Target Opportunity	[ ]

6. Severance Payments and Benefits in the case of a Termination Without Cause and in the absence of a Change in Control to be paid over the period indicated at times corresponding with the Company’s normal payroll dates	[Key Employee and VPs - 1 year SVP - 1 1/2 years EVP - 2 years] [Base salary or Change in Control payments and bonus and benefit continuation per the Severance Plan]

7. Severance Payments and Benefits in the case of a Termination Without Cause during an Imminent Change in Control period or during the thirty-six (36) month period after a Change in Control or a Termination by Executive with Good Reason during the thirty-six (36) month period after a Change in Control	[Key Employee - 1 year VP - 2 years SVP - 2 1/2 years EVP - 3 years] [Base salary and Change in Control payments and bonus and benefit continuation per the Severance Plan]

8. Non Solicitation and Non Competition Period following Termination of Employment for any reason	[Key Employee and VP - 1 year SVP - 15 months EVP - 18 months]